1
       As filed with the Securities and Exchange Commission on
                          September 28, 1995
                                      Registration No. 33-_______


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                            _______________

                               FORM S-8
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                            _______________

                 DAVIS WATER & WASTE INDUSTRIES, INC.
        (Exact name of registrant as specified in its charter)

             Georgia                            58-0959907
   (State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)               Identification No.)

         1820 Metcalf Avenue, Thomasville, Georgia 31799-1419
     (Address of principal executive offices, including zip code)

              DAVIS WATER & WASTE INDUSTRIES, Inc. 1994
                      Employees Stock Option Plan

                                  and

              DAVIS WATER & WASTE INDUSTRIES, Inc. 1994
                      Directors Stock Option Plan

                       (Full title of the plans)

                       _________________________

                                             Copy to:
   R. Doyle White
   Chairman of the Board,                    William L. Floyd, Esq.
   President and Chief Executive Officer     Long, Aldridge & Norman
   DAVIS WATER & WASTE INDUSTRIES, Inc.      One   Peachtree   Center,
   1820 Metcalf Avenue                       Suite 5300
   Thomasville, Georgia 31799-1419           303 Peachtree Street
   (Name and address of agent for service)   Atlanta, Georgia 30308
            (912) 226-5733                   (404) 527-4000
   (Telephone Number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE


      Title of             Amount     Proposed     Proposed    Amount of
     Securities            to be      Maximum      Maximum     Registration
        to be            Registered   Offering     Aggregate   Fee (2)
     Registered             (1)       Price Per    Offering
                                      Share (2)    Price (2)

    Common Stock, $.01
    par value per share

    1994 Employees
    Stock Option Plan     162,660      $ 7.75    $1,260,615   $   434.69

                           87,340       15.00     1,310,100       451.76

    1994 Directors Stock
    Option Plan            32,000        7.75       248,000        85.52

                           43,000       15.00       645,000       222.41

    TOTAL:                325,000                $3,463,715    $1,194.38


   (1) The shares of Common Stock being registered represent (a) pursuant to the DAVIS WATER & WASTE INDUSTRIES, Inc. 1994 Employees Stock Option Plan (the "Employees Plan"), 162,660 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options and 87,340 shares of Common Stock that may be acquired pursuant to options available for grant in the future and (b) pursuant to the DAVIS WATER & WASTE INDUSTRIES, Inc. 1994 Directors Stock Option Plan (the "Directors Plan"), 32,000 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options and 43,000 shares of Common Stock that may be acquired pursuant to options available for grant in the future. An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the Employees Plan and the Directors Plan become operative.

   (2) The offering price of the shares which may be acquired pursuant to options available for grant in the future under the respective plans is not presently determinable. The offering price for such shares is estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's Common Stock on September 22, 1995 as reported in the consolidated reporting system.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   Item 3.   Incorporation of Documents by Reference

        The following documents heretofore filed by DAVIS WATER & WASTE INDUSTRIES, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), hereby are incorporated herein by reference as of their respective dates:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995;

        (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1995; and

        (3) The description of the Company's Common Stock as contained in Item 1 of the Company's Registration Statement on Form 8-A (Registration No. 1-9467) as declared effective by the Commission on April 22, 1987.

        In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

   Item 6.   Indemnification of Directors and Officers

        Section 14-2-202(b)(4) of the Georgia Business Corporation Code enables a corporation in its articles of incorporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This section also provides, however, that no such provision may eliminate or limit the liability of a director (I) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability involving unlawful distributions to shareholders and (iv) for transactions from which the director received an improper personal benefit.

        In addition, Section 14-2-856 of the Georgia Business Corporation Code provides for indemnification of directors of the Company for liability and expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including civil actions brought as derivative actions by or in the right of the Company), in which they may become involved by reason of being a director of the Company. This Section permits a corporation to indemnify or obligate itself to indemnify a director made a party to any such proceeding, provided that a corporation may not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (I)
   for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for certain types of liability involving unlawful distributions to shareholders; or (iv) for any transaction from which he received an improper personal benefit.

        Section 14-2-856 also permits a corporation to advance or reimburse expenses in advance of final disposition of a proceeding if the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in (i) through (iv) in the paragraph above, and the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

        This section also provides such indemnification for persons who, at the request of the corporation, act as directors or officers of another corporation or enterprise.

        Section 14-2-857 provides that a corporation may indemnify or advance expenses to an officer, employee or agent of the corporation who is not a director, to the extent consistent with public policy, as provided in the corporation's articles of incorporation, bylaws or by specific action of the board of directors.

        The provisions of Article X of the Company's Amended and Restated Articles of Incorporation and Section 7.6 of the Company s Bylaws, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) and in Sections 14-2-856 and 14-2-857 of the Georgia Business Corporation Code.

        The Company maintains directors and officers liability insurance that will insure against liabilities that directors or officers of the Company may incur in such capacities.


   Item 8.   Exhibits

   Exhibit
   Number                   Description

      4 Rights Agreement dated as of December 31, 1992 by and between the Company and Wachovia Bank of North Carolina, N.A., as the Rights Agent (incorporated by reference to Exhibit 4 to the Company's Annual Report on Form 10-K for the year ended April 30, 1993.)

      5      Opinion of Long, Aldridge & Norman.

     23(a)   Consent of Price Waterhouse LLP.

     23(b)   Consent of Long, Aldridge & Norman (included in Exhibit
             5).

     24      Powers of Attorney.


   Item 9.   Undertakings

        A.   Rule 415 Offering.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To   remove   from   registration   by   means   of   a
   post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.   Subsequent Documents Incorporated by Reference.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.   Indemnification of Officers, Directors  and Controlling
   Persons.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Georgia, on this 28th day of September, 1995.

                       DAVIS WATER & WASTE INDUSTRIES, Inc.
                                 (Registrant)

                       By         /s/ R. Doyle White
                         -----------------------------------------
                             R. Doyle White
                             Chairman of the Board,
                             President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 28, 1995.

   Signature                          Title
   ---------                          -----

   /s/R. Doyle White                  Chairman of the Board
   ----------------------------       President and Chief Executive
   R. Doyle White                     Officer      and      Director
                                      (Principal Executive Officer)

   /s/Stan White                      Secretary-Treasurer
   ----------------------------       (Principal Financial and
   Stan White                         Accounting Officer)

   /s/Joe E. Beverly                  Director
   ----------------------------
   Joe E. Beverly *

   /s/O. Larry Comer                  Director
   ----------------------------
   O. Larry Comer *

   /s/ Robert P. Crozer               Director
   ----------------------------
   Robert P. Crozer *

   /s/ H. Forbes Davis                Director
   ----------------------------
   H. Forbes Davis *

   /s/ Jasper C. Davis III            Director
   ----------------------------
   Jasper C. Davis III *

   /s/ R. R. Davis                    Vice Chairman of the Board
   ----------------------------
   R. R. Davis *

   /s/ Thomas R. Pledger              Director
   ----------------------------
   Thomas R. Pledger *

   *  By: /s/ Stan White
         ------------------------
         Stan White, Attorney in Fact

                             EXHIBIT INDEX



   Exhibit

      4 Rights Agreement dated as of December 31, 1992 by and between the Company and Wachovia Bank of North Carolina, N.A., as the Right Agent ( incorporated by reference to Exhibit 4 to the Company s Annual Report on Form 10-K for the year ended April 30, 1993).

     5       Opinion of Long, Aldridge & Norman.

     23(a)   Consent of Price Waterhouse LLP.

     23(b)   Consent of Long, Aldridge & Norman (included in Exhibit
             5).

     24      Powers of Attorney.

                                                           Exhibit 5
                                  Opinion of Long, Aldridge & Norman

                        LONG, ALDRIDGE & NORMAN
                         303 Peachtree Street
                              Suite 5300
                        Atlanta, Georgia 30308
                          September 28, 1995

   DAVIS WATER & WASTE INDUSTRIES, Inc.
   1820 Metcalf Avenue
   Thomasville, Georgia 31792

        Re:  Registration Statement on Form S-8

   Gentlemen:

        We have acted as counsel to DAVIS WATER & WASTE INDUSTRIES, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 325,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company. The Shares represent (i) 250,000 shares of Common Stock which are issuable upon the exercise of options granted and to be granted pursuant to the Davis Water & Waste Industries, Inc. 1994 Employees Stock Option Plan, as amended (the "Employees Plan") and (ii) 75,000 shares of Common Stock which are issuable upon the exercise of options granted and to be granted pursuant to the Davis Water & Waste Industries, Inc. 1994 Directors Stock Option Plan (the "Directors Plan"). The Employees Plan and the Directors Plan are hereinafter referred to collectively as the "Plans."

        The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our "Opinion"), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

        In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including without limitation, the Plans. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

        As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of a public official. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

        The members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares pursuant to the Plans. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

        Based upon and subject to the foregoing, we are of the Opinion that:

        (1) the Shares, when issued in accordance with the terms of the Plans upon the exercise of stock options granted or to be granted pursuant to the Plans, and against payment in full of the purchase price for such Shares, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

             Very truly yours,

             /s/ Long, Aldridge & Norman

             LONG, ALDRIDGE & NORMAN

                                                       Exhibit 23(a)
                                     Consent of Price Waterhouse LLP

                  CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 16, 1995, which appears on page 14 of the 1995 Annual Report to Shareholders of Davis Water & Waste Industries, Inc. (the Company), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended April 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 27 of such Annual Report on Form 10-K.

   /s/ Price Waterhouse LLP

   PRICE WATERHOUSE LLP


   Atlanta, Georgia
   September 22, 1995

                                                          Exhibit 24
                                                  Powers of Attorney

                          POWERS OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Doyle White and Stan White, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Davis Water & Waste Industries, Inc. relating to the 1994 Employees Stock Option Plan and the 1994 Directors Stock Option Plan to be filed with the Securities and Exchange Commission, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        This 28th day of September 1995.



   /s/ Joe E. Beverly
   ----------------------------
   Joe E. Beverly

   /s/ O. Larry Comer
   ----------------------------
   O. Larry Comer

   /s/ Robert P. Crozer
   ----------------------------
   Robert P. Crozer

   /s/ H. Forbes Davis
   ----------------------------
   H. Forbes Davis

   /s/ Jasper C. Davis III
   ----------------------------
   Jasper C. Davis III

   /s/ R. R. Davis
   ----------------------------
   R. R. Davis

   /s/ Thomas R. Pledger
   ----------------------------
   Thomas R. Pledger